                                                                    EXHIBIT 99.5
                                                                    ------------



                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF COLUMBIA

-----------------------------------
Walt Anderson                      )
200 L Street, N.W.                 )
Washington, D.C.                   )
                                   )
and                                )
                                   )
Gold & Appel Transfer, SA.,        )
Omar Hodge Building                )
Wickams Cay                        )
Road Town, Tortula                 )
                Plaintiffs,        )
v.                                 )
Warburg, Pincus Ventures, L.P.     )
466 Lexington Avenue               )                   Case No.
New York, New York 10017           )                           -----------------
                                   )
                                   )
Warburg, Pincus & Co.,             )                   JURY TRIAL DEMANDED
466 Lexington Avenue               )
New York, New York 10017           )
                                   )
E.M. Warburg, Pincus & Co., LLC    )
466 Lexington Avenue               )
New York, New York 10017           )
                                   )
Dominic Shorthouse                 )
c/o E.M. Warburg, Pincus & Co. LLC )
Almack House                       )
28 King Street, St. James          )
London SW1Y6QW England             )
                                   )
Apax Partners & Co. Ventures, Ltd. )
15 Portland Place                  )
London WIN3AA England              )
                                   )
John McMonigall,                   )
15 Portland Place                  )
London WIN3AA England              )
                                   )
                                   )
                    Defendants.    )
------------------------------------

              VERIFIED COMPLAINT FOR DAMAGES AND INJUNCTIVE RELIEF

                                  Introduction

         1. This Complaint is brought (1) to remedy an ongoing violation by defendants of the disclosure requirements of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and (2) to remedy a tortious interference by defendants with the contract between plaintiff, Walt Anderson, and Esprit Telecom Group PLC ("Esprit" or "the Company"). Beginning in February, 1998, defendants embarked on a scheme to gain control of Esprit and depose Anderson as Chairman of the Board of Directors. In order to keep their scheme secret, defendants (1) failed to amend previously filed statements of their intentions regarding management and control of the Company as required under U.S. securities laws, and (2) failed to inform Esprit's Board of Directors of their actions. Defendants improperly committed the Company to a contract with a search firm and selected a candidate to replace Anderson as Chairman of the Board, without authority and in breach of their fiduciary duties to the Company. Plaintiffs recently discovered defendants' plans, and brought the matter before the shareholders by a resolution calling for the removal of the individual defendants as members of Esprit's Board. Defendants responded by sponsoring a resolution to remove plaintiff Anderson from the Board of Esprit. An emergency general meeting of the shareholders to consider these competing resolutions has been called by Mr. Anderson, and the date will shortly be set for sometime in November, 1998. Proxies are currently being solicited by the Company on the resolutions. The Apax related defendants have failed to file any of the required filings under the securities laws relating to a decision by a five percent shareholder regarding management of the Company. The Warburg-related defendants filed false and misleading statements with the Securities and Exchange Commission ("SEC") designed to influence shareholders in their vote on the pending resolutions. Without an order from this Court requiring defendants to file accurate, non-misleading statements with the Securities and Exchange Commission, plaintiffs will be irreparably harmed. Shareholders will vote on the pending resolutions regarding composition of the Board of Directors of Esprit without accurate information on the conduct and intentions of the defendants, in violation of the disclosure requirements of the securities laws.


                                     Parties
                                     -------


         2. Plaintiff Walt Anderson is an individual resident of the District of Columbia with offices located in the District of Columbia at 2000 L Street, N.W. Washington, D.C. Mr. Anderson is a director and a shareholder in Esprit, owning approximately 162,000 ordinary shares of the Company. Mr. Anderson was the co-founder, original CEO and Chairman of the Board of Esprit. Prior to that time Mr. Anderson was President of Mid-Atlantic Telecom, a company that he founded in 1984. Mr. Anderson is widely known as a pioneer in the telecommunications industry and serves on the Board of Directors of several telecommunications companies.

         3. Plaintiff Gold & Appel Transfer, S.A. ("G&A"), is a British Virgin Islands corporation. G&A is a shareholder in Esprit, owning approximately 32,500,000 ordinary shares, representing approximately twenty-six and one-half percent (26.5%) of the shares of the Company. Mr. Anderson controls the G&A shares pursuant to a power of attorney that permits him to buy, sell, and trade G&A shares.


         4. Defendant Warburg, Pincus Ventures, L.P. ("WPV") is a Delaware limited partnership. Defendant Warburg, Pincus & Co. ("WP") is a New York general partnership, and the sole general partner in WPV. Defendant E.M. Warburg, Pincus & Co., L.L.C. ("EMW LLC"), is a New York limited liability company, and the manager of WPV (collectively these entities are referred to here as "Warburg"). Warburg is the beneficial owner of approximately 15,442,150 ordinary shares of the Company according to a Schedule 13(g) filed by Warburg with the SEC on or about February 10, 1998.


         5. Defendant Dominic Shorthouse is a member of the Board of Directors of Esprit. He is also Managing Director and member of EMW LLC and a general partner of WP. Mr. Shorthouse is a resident of England.


         6. Defendant Apax Partners & Co. Ventures, Ltd. is a corporation organized under the laws of England. It is the general partner of Apax Ventures IV and Apax UK V-B, both partnerships organized under the laws of England to make venture capital investments. It is also the managing general partner of Apax Ventures IV International Partners, L.P., and Apax UK V-A, L.P., partnerships organized under the laws of the state of Delaware to make venture capital investments (collectively referred to herein as "Apax"). Apax Partners & Co. Ventures, Ltd. conducts business in the United States, inter alia, as the managing general partner of its U.S. venture capital funds. Apax is the beneficial owner of approximately 33,250,000 ordinary shares of the Company according to a Schedule 13(d) filed by Apax with the SEC on or about June 27, 1997.


         7. Defendant John McMonigall is a director of Esprit. Mr. McMonigall is also a director of Apax Partners. Mr. McMonigall is a resident of England.

                             Jurisdiction and Venue
                             ----------------------


         8. This Complaint includes a claim asserted under ss. 13(d) of the Securities Exchange Act of 1934, 15 U.S.C. ss. 78m(d). Accordingly, this Court has jurisdiction over this action, and over the defendants, pursuant to ss. 27 of the Act. 15 U.S.C. ss. 78aa and under principles of supplemental jurisdiction of the District Courts under 28 U.S.C. ss. 1367. On information and belief, this Court also has diversity jurisdiction pursuant to 28 U.S.C. ss. 1332(3) in that this action is between citizens of different states in which citizens of a foreign state are additional parties.


         9. Venue is proper in this district pursuant to ss. 27 of the Securities Exchange Act of 1934, 15 U.S.C. ss. 78aa, because an "act or transaction constituting the violation" of ss. 13(d) occurred in the District of Columbia - namely, the false filing and failure to file the required accurate disclosures with the Securities and Exchange Commission. In addition, venue is proper in this Court pursuant to 28 U.S.C. ss. 1391(b)(2), in that a substantial part of the events and omissions giving rise to the claims occurred in this district; ss.1391 (b)(3) in that certain of the defendants may be found in this district; and ss.1391(d) in that certain defendants are aliens and may sued in any district where there is jurisdiction.

                           FACTS COMMON TO ALL COUNTS
                           --------------------------

         10. Esprit is a rapidly growing telecommunications company, providing high quality, competitively priced, international and national long distance telecommunications services. The Company commenced operations in June 1992, with the objective of competing primarily in the European telecommunications market. Esprit operates an integrated digital telecommunications network of leased fiber optic lines, microwave transmission facilities and digital switching technology linking numerous European cities, New York and Washington, D.C. On or about September 25, 1996, the Company was reorganized under the name Esprit Telecom Group, Plc, and incorporated under the laws of England and Wales.


         11. Esprit first offered shares in the United States through a securities offering of American Depositary Shares ("ADS") in 1997. Each ADS is equivalent to seven ordinary shares of the Company. Esprit ADS's are traded in the United States on the NASDAQ exchange in Washington, D.C., under the symbol ESPRY. Esprit shares are also traded through the European Association of Securities Dealers on the London over-the-counter market ("EASDAQ"), under the symbol ESPR. On January 31, 1997 the Company was re-registered a public company in England.


         12. Apax obtained an interest in Esprit pursuant to a subscription agreement that provided, among other things, that Apax had a right, so long as it or its nominees retained more than 2.5% of the issued equity share capital of the Company, to appoint two non-executive directors to the Company's Board of Directors. Mr. McMonigall was one of the non-executive directors appointed by Apax. Apax's right to representation on the Board pursuant to the subscription agreement ended when Esprit became a public company.


         13. Warburg obtained an interest in Esprit pursuant to a subscription agreement that provided, among other things, that Warburg had a right, so long as it or its nominees retained more than 2.5% of the issued equity share capital of the Company, to appoint a non-executive director to the Company Board of Directors. Mr. Shorthouse was the non-executive director appointed by Warburg. Warburg's right to representation on the Board pursuant to the subscription agreement ended when Esprit became a public company.


         14. Following the offering of ADSs to the public, at the suggestion of Mr. Anderson, the Company hired a new Chief Executive Officer, Mr. David Oertle. Mr. Oertle became CEO in April, 1997. By resolution of the Board of Directors, sponsored by Mr. Anderson, on or about August 4, 1997, Mr. Oertle was elected as a member of the Board. On that same date, the Board of the Company resolved to set up a Remuneration Committee, consisting of Messrs. McMonigall, Shorthouse, and a third Board member. The resolutions creating the Remuneration Committee specifically identify its purposes and powers as "for the purpose of and with the power to determine approve and administer the

ESOS [Employee Share Option Schemes] for and on behalf of the Company."


         15. Following the successful completion of the public offering of the Company's shares, Esprit determined to enter into a written contract with Walt Anderson to serve as Chairman of the Board of Esprit for a period commencing October 1, 1997 and "expiring no earlier than 4 March 1999" (hereafter "the Contract"). A true and correct copy of the Contract is attached hereto as Exhibit A. It was understood and agreed between the Company and Mr. Anderson that Mr. Anderson would perform his services as Chairman of the Board both from his office in Washington, D.C. and as necessary by travel to the Company's headquarters in Reading, England.


         16. From February 1998, through October 5, 1998, Esprit had a six person Board of Directors, consisting of Anderson (Chairman), Michael Potter (President of Esprit and co-founder of the Company with Anderson), McMonigall, Shorthouse, Oertle, and Roy Merritt (CFO of Esprit).


         17. At a time unknown to plaintiffs, but prior to February 26, 1998, Messrs. McMonigall and Shorthouse, on behalf of their principals, Apax and Warburg respectively, determined that it would be in their interest to effect a change of control in Esprit by (1) deposing Anderson as Chairman of the Board,
(2) adding an additional seat to the Board, and (3) causing Esprit to breach the Contract.

         18. Acting under the guise of the Remuneration Committee, on February 26, 1998, McMonigall (for Apax), Shorthouse (for Warburg) and Oertle determined to put in effect a plan to expand the number of directors to seven and to spend Esprit's funds without authorization to employ a search firm to identify and hire a new Chairman of the Board. Defendants McMonigall and Shorthouse, along with David Oertle, purported to retain the executive search firm of Russell Reynolds Associates to assist in the identification of new Board members. They committed to have the Company pay between 25,000 and 40,000 pounds to the search firm. For a period of seven months, until their actions were discovered by Anderson, McMonigall, Shorthouse and Oertle failed to advise the full board of directors of Esprit of their action to replace Anderson as Chairman and breach the Contract, their hiring of a search firm to assist in doing so, or their commitment of Company funds to be used in the process.


         19. On or about September 11, 1998. Mr. Anderson received a telephone call from John McMonigall of Apax. Mr. McMonigall advised Mr. Anderson that at the Board meeting scheduled for September 15th, Apax and Warburg representatives on the Board would be adding an agenda item to remove Anderson as Chairman.


         20. On or about September 14, Mr. Anderson received for the first time copies of minutes of the Remuneration Committee, detailing the activities of McMonigall and Shorthouse in attempting to depose him as Chairman of the Board and to cause Esprit to breach the Contract.

         21. On or about September 23, 1998, Mr. Anderson, after receiving an opinion from counsel, advised Warburg and Apax that they were in violation of the U.S. securities laws for failing to file with the SEC any disclosure since February regarding their intention jointly to effect a change in control of the Company by removing Mr. Anderson as Chairman and adding another director to the Board.


         22. At Mr. Anderson's request, the Board meeting was continued until September 24. At that meeting on September 24, Mr. Anderson brought these matters to the attention of the full Board of Directors and to counsel for the Company, and introduced a resolution calling for an investigation into whether McMonigall, Shorthouse and Oertle had taken actions that were outside their authority as directors of the Company, without the consent of the full Board of Directors and that constituted a breach of their fiduciary duty. Mr. Anderson's request for a full, on-the-record investigation was defeated when Messrs. McMonigall, Shorthouse and Oertle were permitted to vote on the scope of the investigation, notwithstanding their position as interested parties, and Mr. Anderson was told that he was ineligible to vote because he had proposed the resolution. In order to protect their personal position and the position of Warburg and Apax, McMonigall, Shorthouse and Oertle authorized a more limited inquiry by counsel.


         23. The more limited report of counsel was presented to the Board by memorandum dated October 2, 1998 from the Company's solicitors, Rowe & Maw. The Rowe & Maw report states that "the appointment of the search consultants was outside the authority of the Remuneration Committee and therefore an improper use of the Company's funds." The report concluded that the actions of McMonigall, Shorthouse and Oertle on February 26, 1998 "to authorise (sic) the appointment of search consultants [to replace the Chairman of the Board] was not within the authority of the Remuneration Committee. In the circumstances any payment to the search consultants was or will be an improper use of the Company's funds, for which those directors who approved such payment would be personally liable for a breach of their fiduciary duty to apply the Company's funds only in accordance with its constitution, subject to ratification  by the  Board...."  The Rowe & Maw report  also  advised  that the breach of fiduciary duty by these individuals could be remedied by ratification of their actions by the full Board of Directors.


         24. Following receipt of the Rowe & Maw report, a Board of Directors meeting was held on October 5, 1998. The meeting proceeded with a discussion of the issue of the misconduct of Messrs. McMonigall, Shorthouse and Oertle. During the meeting, Michael Potter received a message requiring him to leave because of an illness in his family. After Potter's departure, McMonigall, Shorthouse and Oertle introduced a resolution removing Anderson from his position as Chairman and adding a new seat to the Board of Directors in order to create a majority to ratify their prior misconduct and protect their personal interests and the interests of Warburg and Apax. The resolution carried with the votes only of the three directors who had been determined by Rowe & Maw to have acted outside the scope of their authority. Esprit then issued a notice to the public that Anderson had been removed as Chairman and the Board had been expanded to seven members with the election of an additional outside director, Sir Robin Biggam, who was also elected Chairman. The purported election of Mr. Biggam as Chairman was in derogation of the prior stipulation of the Board of Directors that Mr. Anderson remain Chairman for a minimum term and, on information and belief, ineffectual under English law.


         25. On October 12, 1998, Gold & Appel, through Mr. Anderson, notified the Company pursuant to section 368 of the United Kingdom's Companies Act of 1985 that it was requesting an Extra Ordinary General Meeting ("EGM") for the purpose of considering a resolution to remove Messrs. Oertle, McMonigall and Shorthouse as members of the Board, and to reverse the decision of the Board, to the extent it was valid, to appoint Sir Robin Biggam as Chairman of the Board.


         26. Following receipt of the request for an EGM and resolution by Gold & Appel, Warburg and Apax submitted a separate request for an EGM for the purpose of considering a resolution to remove Walt Anderson from the Board of Directors of Esprit.


         27. The vote of the shareholders on the resolutions in response to the EGM is about to commence pursuant to a proxy solicitation by Esprit, and the EGM is scheduled to be held on a date to be fixed in November, 1998.

                                     COUNT I
                                     -------
             Violations of Section 13(d) of the Securities Exchange
             ------------------------------------------------------
                       Act of 1934, 15 U.S.C. ss. 78m(d).
                       ----------------------------------
                               (Warburg and Apax)


         28. Plaintiffs repeat and reallege the allegations contained in paragraphs 1 through 27, as if fully set forth herein.


         29. Warburg and Apax each acquired beneficial ownership of in excess of five percent of outstanding equity securities of Esprit, securities of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934. 15 U.S.C. ss. 78l. As such, each has incurred an obligation under Section 13(d) of the Securities Exchange Act to send to the issuer, send to each exchange where Esprit's equity securities are traded, and file with the Securities and Exchange Commission a complete and truthful statement containing the information required by Section 13(d).


         30. Section 13(d) requires that the statement disclose, among other things, "if the purpose of the purchases or prospective purchases is to acquire control  of the  business  of the  issuer  of the  securities,....any  plans  or
proposals...to make any...major change in its business or corporate structure." 15 U.S.C. ss. 78m(d)(1)(C). As the implementing regulations make clear, the statement must disclose any plans to make "[a]ny change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board." 17 C.F.R. ss. 240.13d-101, Item 4. Under
Section 13(d)(2), a person filing a Section 13(d) statement has a continuing duty to update its statement whenever any material change occurs in the facts set forth therein.


         31. Apax filed a Section 13(d) statement on June 30, 1997 with respect to its beneficial ownership of equity securities of Esprit. The statement represented, among other things, that Apax acquired its securities for investment purposes and had "no present plans or proposals that relate to or would result in any of the actions or events described in paragraphs (a) through
(j) of Item 4 of Schedule 13D." Paragraph (d) of Item 4 of Schedule 13D requires disclosure of any intent to effect "[a]ny change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board." A true and correct copy of Apax's ss.13(d) filing is attached as Exhibit
B. On information and belief after a search of the available public records, as of the date of this Complaint, Apax has not updated or amended its Section 13(d) statement in any way.


         32. On February 10, 1998, Warburg filed a statement pursuant to Section 13(g) of the Securities Exchange Act of 1934, 15 U.S.C. ss. 78m(g), with respect to its beneficial ownership of equity securities of Esprit. Section 13(g) and its implementing regulations permit a person otherwise subject to the disclosure requirements of Section 13(d) to file instead an abbreviated statement under Section 13(g), but only if the person represents that it has acquired the securities "in the ordinary course of [its] business and not with the purpose or with the effect of changing or influencing the control of the issuer." 17 C.F.R. ss. 240.13d-1. A true and correct copy of Warburg's ss.13(g) filing is attached as Exhibit C. A person who has previously filed a Section 13(g) statement is required to file a Section 13(d) statement if it holds the securities "with a purpose or effect of changing or influencing control of the issuer," and is not permitted to vote its securities or acquire additional securities until 10 days after the new Section 13(d) statement is filed. Until the filing on October 22, 1998 discussed below, Warburg did not file any statement under Section 13(d), and did not update or amend its Section 13(g) filing.


         33. As explained above, in or about February 1998, Warburg and Apax formed an intention to effect a major change in control of Esprit and in its management structure by removing Anderson from his position as Chairman of the Board and increasing the size of the Board from six members to seven.


         34. Beginning in or about February 1998 and continuing to the present, Warburg and Apax jointly took, and agreed to take, actions designed to effectuate their intentions to make a major change in control of Esprit and in its management structure. As such, Warburg and Apax acted as a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. This "group" was required to make and file Section 13(d) disclosures, but no disclosures of any kind have been filed by Apax, and no disclosures were filed by Warburg until October 22, 1998.


         35. From on or before February 26, 1998, after forming their intentions to effect a major change in control of Esprit and in its management structure, until October 22, 1998, neither Warburg nor Apax, individually or as a group, filed any statement or amended statement required by Section 13(d) of the Securities Exchange Act reflecting their intention to effect a major change control of Esprit and in its management structure. Rather, the Section 13(d) statement filed by Apax continued to represent that it has no such intention; Warburg had filed only a Section 13(g) disclosure which, by definition, is permissible only if Warburg has no intention to change or influence the control of Esprit; and the "group" had never filed any statement under Section 13(d) or
(g).


         36. Finally, on October 22, 1998, after seven months of deception, Warburg filed a ss. 13(d) statement, amending its prior 13(g). The October 22 ss. 13(d) statement notified shareholders that Warburg and Apax took actions that may be considered formation of a "group" as defined by the securities law for the purpose of supporting the resolution offered by them to remove Mr. Anderson as a director of Esprit. However, the ss. 13(d) statement contains false and misleading information designed to materially effect the decision of shareholders in voting on the pending resolutions.


         37. The Warburg ss. 13(d) contains the following statement:


                       "The Reporting Entities,  together, and Apax, each have a
                      representative on the Board of Directors of the Company. These Directors participate in Board and committee meetings and in such capacity discuss the business of the Company. In such capacity, on February 26, 1998, the Remuneration Committee of the Board of Directors (comprised of such Directors and David Oertle, the Chief Executive Officer of the Company) met and resolved to appoint recruitment consultants to identify two individuals to be recommended to the Board of Directors as independent non-executive Directors."


            A true and correct copy of the October 22 schedule 13(d) filing is attached as Exhibit D (without attachments).


         38. Warburg's October 22, 1998 ss. 13(d) filing is materially false and misleading in three critical respects: (1) it affirmatively misstates that the actions of Shorthouse and McMonigall in February were in their capacity as members of a committee of the Board of Directors, thereby attempting to cloak them with the aura of legitimacy, when in fact, as Company counsel has found, they were acting outside the scope of their authority, ultra vires, and were subject to personal liability for breach of fiduciary duty to the extent Company funds were spent in support of their unauthorized actions; (2) it fails to disclose that for a period of seven months the "resolution" referred to was kept secret from the full Board of Directors in violation of the participants' duty to the Company; and (3) it affirmatively misstates the substance of the action taken by those individuals in February. In fact, the purported resolution calls for the identification of two new directors "one of whom should be considered for the chairman's role" in place of Mr. Anderson.


         39. The ss. 13(d) filing by Apax and the ss. 13(g) filing by Warburg have been, since on or about February 1998, materially false and misleading. The amended 13(d) filed by Warburg on October 22 continued this pattern of failing to file accurate information as required by ss. 13(d).


         40. These false and misleading filings and failures to file by Warburg and Apax, both individually and as a group, have misled plaintiffs, who were unaware until September 1998 of Warburg's and Apax's actions to effect a major change in control of Esprit and in its corporate structure. Moreover, Warburg's and Apax's false and misleading filings and failures to file have misled other Esprit shareholders, many of whom were unaware of Warburg's and Apax's intentions and efforts through the date that they voted to remove Mr. Anderson as Chairman of the Board and add an additional director to the Board. The October 22 ss. 13(d) by Warburg has and will continue to mislead shareholders regarding the resolutions to be voted on by proxy or at the EGM on a date to be set in November, 1998.


         41. By their false and misleading filings and failures to file, Warburg and Apax have engaged in continuing violations of

Section 13(d) of the Securities Exchange Act of 1934, and have demonstrated a propensity to violate the statute in the future, with respect to their beneficial ownership of equity securities of Esprit.


         42. This Complaint has been filed within the applicable limitations period for a Section 13(d) claim. The violation of Section 13(d) is ongoing; it began in or about February 1998; and plaintiffs, exercising reasonable diligence at all times, discovered the violation upon receipt of the minutes of the Remuneration Committee in September 1998, and upon reviewing the amended filing by Warburg on October 23, 1998.


         43. Without injunctive relief from this Court, plaintiffs will suffer irreparable injury in that shareholders of Esprit will vote on the pending resolution concerning change in control of the Company based on incomplete, false and misleading information filed by the defendants Apax and Warburg.


                                    COUNT II
                                    --------
                       Tortious Interference with Contract
                       -----------------------------------
                     (Warburg; Shorthouse; Apax; McMonigall)
                     ---------------------------------------


         44. Plaintiff Walt Anderson repeats and realleges the allegations contained in paragraphs 1 through 43, as if fully set forth herein.


         45. From October 1, 1997 through its purported termination on October 5, 1998, Anderson had a valid written contract with Esprit to serve as Chairman of the Board of Esprit.

         46. Defendants Warburg and Apax, and their respective agents Shorthouse and McMonigall, were aware of the existence and terms of the Contract.


         47. Warburg, through its President Ronald Cohen and general partner Shorthouse, and Apax, through its managing director McMonigall, determined to further their own interests in control of Esprit by the removal of Anderson as Chairman of the Board. Defendants used their positions on the Esprit Board of Directors to further the interests of Warburg and Apax by inducing Esprit to breach the Contract by wrongfully usurping Mr. Anderson's role as Chairman of the Board and purporting to install Mr. Biggam in his place.


         48. The actions of Shorthouse, for himself and on behalf of Warburg, and McMonigall, for himself and on behalf of Apax, were done with malice and conscious knowledge of wrongdoing and were designed to injure Anderson.

         49. As result of defendants inducement and causing Esprit to breach the Contract, Anderson has been damaged financially in an amount in excess of $75,000.00 to be proven at trial.

         WHEREFORE, plaintiffs respectfully request judgment as follows:


         (a) That the Court enter injunction relief, including a permanent injunction, enjoining Warburg and Apax (1) to file complete and accurate statements as required by Section 13(d) of the Securities Exchange Act of 1934 and its implementing regulations, with respect to their beneficial ownership of equity securities of Esprit; (2) from further violation of Section 13(d) in the future with respect to their beneficial ownership of equity securities of Esprit; and (3) from voting any equity securities of Esprit until after the Court finds that their current and ongoing violations of Section 13(d) have been fully remedied;

         (b) That plaintiff Anderson be awarded compensatory damages against all defendants for tortious interference with the contract in an amount to be proven at trial;

         (c) That plaintiff Anderson be awarded punitive damages against all defendants in an amount to be determined at trial;

         (d) That the Court award such other relief that it deems just and proper.

                                                     Respectfully submitted,


                                                     WILLIAMS & CONNOLLY

                                                     By:   /s/Richard S. Hoffman
                                                           ---------------------
                                                              Richard S. Hoffman
                                                              D.C. Bar #367604


                                                     725 12th Street, N.W.
                                                     Washington, D.C. 20005
                                                     (202) 434-5000


                                                     Attorneys  for  Plaintiffs
                                                     Walt Anderson  and Gold &
                                                     Appel Transfer, S.A.


                              DEMAND FOR JURY TRIAL
                              ---------------------


         Pursuant to Fed. R. Civ. Pro. 38, plaintiffs demand a trial by jury on issues so triable.


                                                        /s/Richard S. Hoffman
                                                        ---------------------
                                                     Richard S. Hoffman

                                  VERIFICATION
                                  ------------


         I declare under penalty of perjury of the laws of the United States that the foregoing allegations are true and correct to the best of my knowledge, information and belief.


                                                        /s/Walt Anderson
                                                     -------------------
                                                     Walt Anderson





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